Exhibit 2


 UNAUDITED HISTORICAL AND PRO FORMA COMBINED BALANCE SHEETS,
         STATEMENTS OF OPERATIONS AND NOTES THERETO


     The following Unaudited Historical and Pro Forma combined balance sheets, statements of operations and the notes thereto give effect to the acquisition (the "CAT/Cygne Transaction") of the remaining 60% interest of CAT U.S.,
Inc. ("CAT") and the AnnTaylor Woven Division of Cygne Designs, Inc. ("Division") (collectively, the "Acquired Businesses") by an indirect wholly owned subsidiary of AnnTaylor Stores Corporation (the "Company") under the "purchase" method of accounting, Cygne Designs, Inc. owns the Division and a 60% interest in CAT. These Unaudited Historical and Pro Forma Combined balance sheets, statements of operations and the notes thereto are presented for
illustrative   purposes   only,  and   therefore   are   not
necessarily indicative of the operating results and financial position that might have been achieved had the CAT/Cygne Transaction occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future.

     An Unaudited Historical and Pro Forma Combined Balance Sheet is provided as of August 3, 1996, giving effect to the CAT/Cygne Transaction as though it had been consummated on that date. Unaudited Historical and Pro Forma Combined Statements of Operations are provided for the six months ended August 3, 1996, giving effect to the CAT/Cygne Transaction as though it had occurred at the beginning of such period.

     The historical six months ended August 3, 1996 information has been derived from the unaudited financial statements of the Company. These financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited six month period. The data at and for the six months ended August 3, 1996 for the Acquired Businesses have been derived from the unaudited financial statements which, in the opinion of the management of the Acquired Businesses, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited six month period.

- ------------------------------------------------------------------------------
     ANNTAYLOR STORES CORPORATION AND ACQUIRED COMPANIES
    UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL
                         INFORMATION
                       BALANCE SHEETS
                       August 3, 1996
                       (in thousands)

                                        Historical           Pro Forma
                                    ----------------  ------------------------

                                            Acquired
                                   Company Businesses  Adjustments    Combined
                                   ------- ----------  -----------    --------

                           ASSETS
Current Assets:
  Cash and cash equivalents          $1,287  $  121   $     ---       $  1,408
  Accounts receivable, net           64,112   18,057    (18,057)(a)     64,112
  Inventories                        99,231   14,384      3,985 (b)    117,600
  Prepaid and other current assets   24,948      942     (2,537)(a)     23,353
                                    -------  -------    -------        -------
      Total current assets          189,578   33,504    (16,609)       206,473
Property and equipment, net         146,377    3,685        ---        150,062
Other assets                         12,586      188     (6,198)(c)      6,576
Goodwill, net                       308,772      ---     38,571 (d)    347,343
                                    -------   ------     ------        -------
Total assets                       $657,313  $37,377    $15,764       $710,454
                                    =======   ======     ======        =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term
    debt                           $ 26,276  $   622    $   ---       $ 26,898
  Accounts payable                   36,112   14,288    (12,609)(a)     37,791
  Accrued expenses                   26,323    2,418      1,000 (e)     29,741
                                    -------   ------     ------         ------
      Total current liabilities      88,711   17,328    (11,609)        94,430
Long-term debt                      135,051      422     11,000 (f)    146,473
Other liabilities                     9,268      ---        ---          9,268
Company-Obligated Manditorily
  Preferred Securities of
    AnnTaylor Finance Trust
      Holding Solely Convertible
        Debentures                   96,042      ---        ---         96,042
Stockholders' equity:
  Common stock                          157      ---         16 (g)        173
  Additional paid in capital        311,582      ---     35,984 (g)    347,566
  Retained earnings and other
    items                            16,502   19,627    (19,627)(g)     16,502
                                    -------  -------    -------        -------
     Total stockholders' equity     328,241   19,627     16,373        364,241
                                    -------  -------    -------        -------
Total liabilities and stockholders'
  equity                           $657,313  $37,377   $ 15,764       $710,454
                                    =======   ======    =======        =======



See notes to unaudited historical and pro forma combined financial information.

===============================================================================

    ANN TAYLOR STORES CORPORATION AND ACQUIRED COMPANIES
 UNAUDITED HISTORICAL AND PRO FORMA STATEMENTS OF OPERATIONS

           FOR THE SIX MONTHS ENDED AUGUST 3, 1996
          (in thousands, except per share amounts)



                                          Acquired
                                Company  Businesses Adjustments       Combined
                                -------  ---------- -----------      ----------

Net sales                       $372,329  $117,097 $(117,097)(h)      $ 372,329
Cost of sales                    208,428   101,441  (108,434)(h)(i)(j)  201,435
                                 -------   -------  --------            -------
Gross profit                     163,901    15,656    (8,663)           170,894

Selling, general and
  administrative expense         140,283     9,037    (9,037)(j)        140,283
Amortization of goodwill           4,753       ---       771 (k)          5,524
                                 -------    ------  --------            -------
Operating income                  18,865     6,619      (397)            25,087

Interest expense                  12,331       390       774 (i)         13,495
Other (income) expense, net         (424)      ---       760 (l)            336
                                 -------     ------  --------           -------
Income before income taxes         6,958     6,229    (1,931)            11,256
Income tax provision               4,519     2,293      (322)(l)(m)       6,490
                                 -------    ------    -------           -------
Net income                      $  2,439   $ 3,936 $  (1,609)          $  4,766
                                 =======    ======  ========            =======
Net income per share            $   0.11                               $   0.19
                                 =======                                =======


See notes to unaudited historical and pro forma combined financial information.

===============================================================================


    NOTES TO UNAUDITED HISTORICAL AND PRO FORMA FINANCIAL
                         STATEMENTS


Note 1 - Basis of Presentation
- ------------------------------

     The Unaudited Historical and Pro Forma Combined balance sheets, statements of operations and the notes thereto are presented for illustrative purposes only giving effect to the acquisition of the Acquired Businesses by the Company accounted for as a "Purchase", as such term is used under generally accepted accounting principles. The Acquired Businesses' information includes the acquisition by the Company of CAT and the Division.

     Certain amounts reported in the Acquired Businesses' historical financial information have been reclassified to conform with the Company presentations in the Unaudited Historical and Pro Forma Combined Balance Sheets and Statements of Operations.

     The Unaudited Historical and Pro Forma balance sheets, statements of operations and the notes thereto giving effect
to  the  acquisition  of  the Acquired   Businesses  by  the
Company have been prepared assuming the Company elected to treat the purchase of the CAT stock as a stock acquisition, which will provide no step up in basis for income tax purposes and the purchase of the Cygne assets as an asset purchase, which will provide for a step up in basis for income tax purposes.


Note 2 - Accounting Period
- --------------------------

     The pro forma periods for the six months ended August 3, 1996 are the historical financial reporting periods of both the Company and the Acquired Businesses. The Company and the Acquired Businesses have historically reported a 26-week reporting period.



Note 3 - Purchase Price Determination
- -------------------------------------

     The  purchase  price  of  $47.0  million  was  computed
assuming (i) the issuance of 2,348,145 shares of common stock of the Company at a price of $15.331 per share, (ii) cash consideration of $9.4 million, and (iii) the assumption of the obligation to make payment to the president of CAT of approximately $1.6 million becoming due under his existing employment agreement with CAT as a result of the CAT/Cygne Transaction. The cash portion of the purchase price (including the obligation to the president of CAT) will be provided by additional bank borrowings, assumed to be approximately $11.0 million at 8% per annum. The aggregate purchase price includes an amount payable to an executive of CAT pursuant to his employment contract, which requires a payment to him based on the value of the share of CAT being transferred.



Note 4 - Pro Forma Adjustments
- ------------------------------

     The following items were recorded as adjustments to effect the combination of the Company and the Acquired
Businesses.

   4(a) Adjustments recorded to reflect (i) the elimination of amounts due to/from the Company and the Acquired
        Businesses, and (ii) the elimination of advances made to the Division.


==============================================================================


    NOTES TO UNAUDITED HISTORICAL AND PRO FORMA FINANCIAL
                   STATEMENTS (continued)




Note 4 - Pro Forma Adjustments (continued)
- -------------------------------------------

   4(b) Adjustments to reduce the inventories of CAT and the
        Division  to  the  current  fair  value,   and   the
        elimination of advances made to the Division.

   4(c) The elimination of the investment account on the Company's books for the 40% interest in CAT.

   4(d) Adjustment  recorded  to  reflect  the  creation  of
        goodwill representing the excess of purchase price over net assets acquired which results in a $38.6 million adjustment, based on management's estimate and without the performance of any due diligence procedures. Accordingly, such estimate of goodwill is preliminary and subject to change. At this time, the Company has not attributed any value to intangible assets other than goodwill.

   4(e) Adjustment to record a liability for an estimate of fees related to the CAT/Cygne Transaction.

   4(f) Adjustments to reflect a portion of the purchase price expected to be financed through additional bank borrowings.

   4(g) Common   stock,  additional  paid-in   capital   and
        retained earnings have been adjusted to eliminate the equity balances of the Acquired Businesses and reflect the common stock and additional paid-in capital for the issuance of 2,348,145 shares of common stock of the Company at an assumed price of $15.331 per share.

   4(h) To   eliminate  sales  previously  recorded  by  the
        Acquired Businesses against the cost of sales previously recorded by the Company. Cost of sales is reduced by the reclassification of certain expenses discussed in Notes 4(i) and 4(j).

   4(i) To reclassify interest expense from cost of sales as
        reported  in  the  Acquired  Businesses'  historical
        financial   information  to  interest  expense,   to
        conform with the Company's presentations.

   4(j) Historically,    the   Acquired   Businesses    have
        classified certain expenses as selling, general and administrative expenses. An adjustment has been recorded to reclassify certain expenses, such as costs of design and procurement, to cost of sales.

   4(k) Adjusted  to  reflect  the charge  relating  to  the
        amortization of goodwill, which represents the excess of purchase price over net assets acquired. Such goodwill will be amortized over a 25 year life.

   4(l) The elimination of the equity in earnings of 40% of the net income of CAT by the Company and the related income tax expense.

   4(m) The income tax provision represents the assumed effective tax rate for the Acquired Businesses assuming goodwill relative to CAT is non-deductible.